Exhibit 99.1

RENTECH, INC.

For Immediate Release

April 20, 2007

RENTECH, INC. ANNOUNCES REGISTERED DIRECT
COMMON STOCK AND WARRANT OFFERING

LOS ANGELES, California, April 20, 2007 —Rentech, Inc. (AMEX: RTK) today announced that the Company has entered into definitive agreements with selected institutional investors to sell 20,092,160 million shares of its common stock and warrants to purchase 4,018,432 million shares of its common stock through a registered direct offering for gross proceeds of approximately $55 million, before deducting offering fees and expenses.  Credit Suisse Securities (USA) LLC acted as placement agent for the offering.

The Company intends to use the net proceeds from this offering to fund long-lead time expenditures and site preparation costs related to the conversion of its East Dubuque plant to use coal as a feedstock, as well as for research and development activities and general corporate purposes.

The shares and warrants are being offered pursuant to the Company’s two effective shelf registration statements that were previously filed on Form S-3 with the Securities and Exchange Commission.  The shares and warrants may be offered only by means of a prospectus.

For each share of common stock purchased in the offering, the investor will also be issued warrants to purchase 0.20 shares of common stock for a combined issue price of $2.73 per unit, before deducting offering fees and expenses.  The shares of common stock and warrants are immediately separable and will be issued separately.  The warrants have an exercise price of $3.28 per share, subject to adjustment, have a five year term, and will not be exercisable prior to six months after issuance.  The closing of the offering is expected to take place on April 25, 2007, subject to satisfaction of customary closing conditions.

Copies of the final prospectus supplement and accompanying prospectus relating to this offering may be obtained from Credit Suisse Securities (USA) LLC, Prospectus Department, One Madison Avenue, New York, New York 10010 (1-800-221-1037).

This press release does not constitute an offer to sell or a solicitation of an offer to buy, nor shall there be any sale of, these securities in any state in which such offer, solicitation or sale would be unlawful prior to registration or qualification under the securities laws of any such state.

About Rentech, Inc.

Rentech, Inc., a Colorado corporation formed in 1981, offers energy independence solutions utilizing American resources to economically produce ultra-clean fuels.  To execute this strategy, it utilizes its patented and proprietary Fischer-Tropsch gas-to-liquids/coal-to-liquids process for conversion of synthesis gas made from natural gas, coal and other solid or liquid carbon-bearing materials into clean-burning, ultra-low sulfur and ultra-low aromatic fuels.

For more information please contact: Mark Koenig, Director of Investor Relations, Rentech, Inc. at 303-298-8008, extension 116, or by email at mkir@rentk.com, or see the Company’s website at: www.rentechinc.com; or Kevin Theiss, CEOcast, Inc. at 212-732-4300 or by email at Ktheiss@ceocast.com.